Exhibit (g)(3)

March 17, 2011

BlackRock Resources & Commodities Strategy Trust

BlackRock Cayman Resources & Commodities Strategy Fund, Ltd.

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:                               Investment Advisory Fee Waiver

BlackRock Advisors, LLC (the “Advisor”), BlackRock Resources & Commodities Strategy Trust (the “Trust”), a closed-end management investment company registered under the Investment Company Act of 1940, and BlackRock Cayman Resources & Commodities Strategy Fund, Ltd., a wholly-owned subsidiary of the Trust formed in the Cayman Islands, entered into an Investment Management Agreement, dated as of March 17, 2011 (the “Advisory Agreement”), pursuant to which the Advisor agreed to furnish investment advisory services to the Trust and the Subsidiary on the terms and subject to the conditions of the Advisory Agreement.

The Advisory Agreement provides, among other things, that the Trust and the Subsidiary will pay to the Advisor as full compensation for all investment advisory services rendered by the Advisor to the Trust and the Subsidiary under the Advisory Agreement an aggregate monthly fee in arrears at an annual rate equal to 1.20% of the sum of the average daily value of the net assets of the Trust (excluding the value of the Trust’s interest in the Subsidiary) and the average daily value of the net assets of the Subsidiary (such fee being referred to herein as the “Investment Advisory Fee”), which fee shall be allocated pro rata between the Funds based on the average daily value of their respective net assets (excluding, in the case of the Trust, the value of the Trust’s interest in the Subsidiary).

The Advisor has covenanted to the underwriters of the Trust’s common shares of beneficial interest that the Advisor will waive receipt of certain payments that would be expenses of the Trust and the Subsidiary, as set forth below.  The Advisor understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein.  This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Investment Advisory Fee.

For the period from the commencement of the Trust’s operations through October 31, 2011, and for the twelve month periods ending October 31 in each indicated year during the term of the Advisory Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Advisor will waive receipt of certain payments that would be expenses of the Trust and the Subsidiary in the amount determined by applying the following annual rates to the average daily value of the Trust’s and the Subsidiary’s net assets:

Period Ending October 31	Waiver

2011	0.20%

2012	0.20%

2013	0.20%

2014	0.20%

2015	0.20%

2016	0.15%

2017	0.10%

2018	0.05%

The Advisor intends to cease waiving a portion of the Investment Advisory Fee upon the earlier of (a) October 31, 2018 or (b) termination of the Advisory Agreement.

[Signature Page Follows]

Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Advisor.  This letter may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this letter, facsimile signatures shall be deemed originals.

Sincerely,

BLACKROCK ADVISORS, LLC

			By:	/s/ Neal Andrews
				Name:	Neal Andrews
				Title:	Managing Director

Accepted and agreed to as of the
first date written above:

BLACKROCK RESOURCES & COMMODITIES
STRATEGY TRUST

By:	/s/ Brendan Kyne
	Name:	Brendan Kyne
	Title:	Vice President

BLACKROCK CAYMAN RESOURCES & COMMODITIES
STRATEGY FUND, LTD.

By:	/s/ Brendan Kyne
	Name:	Brendan Kyne
	Title:	Vice President